Exhibit 10.35

AMENDMENT TO EMPLOYMENT AND
PROTECTIVE COVENANTS AGREEMENT

This AMENDMENT TO EMPLOYMENT AND PROTECTIVE COVENANTS AGREEMENT (this “Amendment”) is effective [_______ ___], 2020 (“Effective Date”) [by and between the Company (defined below) and [ ● ]]1;

WHEREAS, Grosvenor Capital Management, LP, an Illinois limited partnership (the “Company”) has approved this Amendment to that certain Employment and Protective Covenants Agreement between the Company and [ ● ], dated [ ● ] (the “Employment Agreement”), to ensure that such agreement complies with the provisions of Section 409A of the U.S. Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, it is hereby agreed as follows:

§1.  Section 409A. [The Employment Agreement is hereby amended to include Section [___], which shall read as follows]2 [Section [___] of the Employment Agreement is hereby amended to include the following at the end of Section [___]]3, which shall read as follows:

“If, at the time of Employee’s “separation from service” from Employer (within the meaning of Section 409A, a “Separation from Service”), Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, to the extent required by Section 409A, any payments and benefits constituting Section 409A deferred compensation to be paid or provided upon the Separation from Service of Employee shall be paid or provided commencing on the later of (i) the date that is six months after the date of such Separation from Service or, if earlier, the date of death of Employee (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A deferred compensation would otherwise be paid or provided. All such amounts that would, but for this [subsection 12(j)], become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.”

§2.  No Other Amendment. Except as expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms.

§3.  Governing Law; Counterparts. This Amendment shall be construed in accordance with the laws of the State of Illinois without regard to any conflicts of laws principles that would result in the application of other law, and may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

[1]	Note to Draft: Language to be included for individuals with “Pre-409A” arrangements, as their amendments will need to be bilateral.

[2]	Note to Draft: Language to be included for individuals with the “Pre-409A” arrangements.

[3]	Note to Draft: Language to be included for individuals with the “Post-409A” agreements.

[signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Amendment to be duly executed as of the Effective Date.

EMPLOYER

GROSVENOR CAPITAL MANAGEMENT, L.P.

By:
Name:	Michael J. Sacks
Title:	Chief Executive Officer

[[ ● ]

[ ● ]][4]

[4]	Note to Draft: Language to be included for individuals with “Pre-409A” arrangements, as their amendments will need to be bilateral.

2